Exhibit 99.2



Research Update: Ford Motor Co., Ford Motor Credit Corp. Outlook
Negative On Earnings Guidance Revision
Publication date:          08-Apr-2005
Primary Credit Analyst(s): Scott Sprinzen, New York (1) 212-438-7812;
                           scott_sprinzen@standardandpoors.com



Credit Rating: BBB-/Negative/A-3



Rationale

On April 8, 2005, Standard & Poor's Ratings Services revised the rating outlook on Ford Motor Co., Ford Motor Credit Co. (Ford Credit), and all related entities to negative from stable, reflecting heightened concerns regarding Ford's profit potential in the wake of the company's significantly revised earnings and cash flow guidance for 2005. At the same time, Standard & Poor's affirmed its 'BBB-' long-term and 'A-3' short-term ratings on the companies. Consolidated debt outstanding totaled $173 billion at Dec. 31, 2004.

Ford has disclosed that it now expects earnings per share of only $1.25 to $1.50 (before special items) in 2005, instead of its previous guidance of $1.75 to $1.95. Management also expects Ford's automotive operations to have no better than breakeven pretax earnings this year (before special items), in contrast to the previous goal of $1.5 billion in pretax earnings. In addition, Ford has said it no longer expects to achieve its earlier goal of $7 billion pretax earnings as early as 2006.

We now view the rating as weak. The rating can tolerate several quarters of weak profitability and cash flow, but only under the assumption that financial performance will improve to more satisfactory levels thereafter. The rating could be lowered at any point if we came to doubt that Ford was on a trajectory to realizing such improvement. Although Ford is expected to maintain strong liquidity, this is not sufficient to offset heightened concerns about its competitive position and business prospects.

U.S. light-vehicle sales have been basically flat to date this year compared with those of the same period last year, and industry sales remain relatively robust. Yet, Ford's sales performance in the U.S. has eroded significantly. Its U.S. light-vehicle unit sales from January through March were off 5.2%, meaning its U.S. market share has continued to deteriorate--reaching 19.1% in March--and necessitating substantial production cuts. Ford's F-series pickup, which was renewed starting in late 2003, continues to sell very well, but customer reception of its other new products has been mixed. Moreover, sales of Ford's midsize, large, and luxury sport utility vehicles (SUVs) have plummeted. These products had contributed highly disproportionately to Ford's earnings. However, industrywide demand for SUVs has evidently stalled, partially explained by persistent high gasoline prices. In addition, competition has intensified due to a proliferation of new SUVs. Ford has suffered from the aging of its SUV product line, which will be replaced by a family of new products during 2006 and 2007, but it is questionable whether these will generate the profit margins the company has enjoyed historically.

Ford's automotive operations have also been adversely affected by higher commodity costs and escalating health care expenses. Taking account of massive restructuring charges and other special items, Ford's automotive operations have not been profitable since 2000. Moreover, Ford continues to negotiate with its ailing former affiliate and largest supplier, Visteon Corp., regarding yet another restructuring of the agreements governing the relationship between the two companies. Ford created in 2004 a $600 million reserve against a receivable from Visteon. Also, Ford recently disclosed that it has agreed to provide various forms of additional support to Visteon, including accelerated payment terms, subsidizing capital spending by Visteon, and granting $25 million per month of labor cost subsidies. We assume Ford will need to record substantial additional charges related to further actions to support Visteon.

Although Ford's aggregate auto earnings have been poor in recent years, the effect on overall results has been mitigated by soaring profits at Ford's financial services units, principally Ford Credit. (Ford Credit's profitability is artificially bolstered inasmuch as auto finance incentives require consumers to finance through Ford Credit: Ford then reimburses Ford Credit for the cost of the incentive.) Ford Credit has benefited from lower credit losses, record-low funding costs, and improved performance on lease residuals. Also, Ford Credit's reported results have benefited to an exaggerated extent from a significant reduction in accruals for credit losses and depreciation related to vehicles under operating leases. With the nonrecurrence of such accounting effects, the adverse effect of rising interest rates, and the downsizing of Ford Credit's finance assets outstanding, Ford Credit is unlikely to be able to sustain earnings at recent record levels. However, we believe management's targeted pretax earnings of just over $3 billion for 2005 (down from $4.4 billion in 2004) should be achievable and that Ford Credit will be able to earn at least $2.5 billion per year on a sustainable basis.

Ford's automotive cash flow (after capital expenditures, and before pension and VEBA contributions, and dividends from Ford Credit) has also been mediocre, totaling $1.0 billion in 2004. Although we now expect automotive cash flow will be little better than breakeven in 2005, Ford Credit is expected to continue generating substantial cash in 2005, and dividends to the parent of approximately $1.5 billion to $2.0 billion per year should be sustainable (compared with $4.3 billion in 2004), based on Ford Credit's cash generation.

Ford has a large, unfunded pension liability that totaled $12.3 billion at year-end 2004. The liability size has remained basically stable for the past year due to the measurement effect of a lower discount rate, despite contributions totaling $2.3 billion during 2004 and favorable investment portfolio returns. More troubling is Ford's massive unfunded retiree medical liability--$32.4 billion at year-end 2004--which has continued to grow, even with the benefit of the new Medicare prescription drug program, VEBA contributions of $2.8 billion during 2004, and substantial direct (i.e., pay-as-you-go) cash expenditures.


Short-term credit factors.

Ford's short-term rating is 'A-3', as is Ford Credit's. Ford's fundamental challenges are both short- and long-term in nature. However, the company's liquidity and financial flexibility minimize any potential for financial stress in the near term.

Ford's automotive cash flow (after capital expenditures, and before pension and VEBA contributions, and dividends from Ford Credit) is now expected to be little better than breakeven in 2005, although Ford Credit is expected to generate several billion dollars of cash. Ford has high operating leverage and volatile financial performance. Consequently, there is relatively poor visibility to near-term earnings and cash flow.

Key aspects of Ford's financial flexibility and liquidity are as follows:

    - A large liquidity position--Cash, marketable securities, and short-term VEBA funds totaled $23.6 billion at Dec. 31, 2004 (excluding Ford Credit);
    - Moderate near-term, parent-level debt maturities--Long-term debt has an exceptionally high average maturity of about 25 years;
    - No ERISA-mandated pension fund contributions for the next few years, nor the need to make contributions to avoid Pension Benefit Guaranty Corp. variable-rate premiums;
    - $7.2 billion (as of Dec. 31, 2004) of committed credit facilities with various banks, 80% of which are committed through June 2009; and
    - The potential for Ford to monetize its investment in Hertz if Ford were to experience liquidity pressure.

Ford Credit has substantial ongoing funding needs. As of Dec. 31, 2004, short-term debt (including current maturities of long-term debt) totaled $61.9 billion, not including maturing off-balance-sheet securitizations.

We continue to rate Ford Credit the same as Ford. We regard Ford Credit and Ford as a single economic entity with effectively the same default risk, given their strategic importance to each other, Ford's ability to influence Ford Credit's actions, and the ultimate risk that, in the unlikely event Ford were to file for bankruptcy, this would precipitate a bankruptcy filing by Ford Credit. (Note: this is not to say, however, that in a bankruptcy reorganization, recoveries for Ford and Ford Credit debtholders would be the same. Barring substantive consolidation, recoveries for Ford Credit debtholders would likely be superior, given the more liquid nature of Ford Credit's assets.)

Reflecting the close link between Ford Credit and Ford, Ford Credit's funding flexibility has suffered in recent years from the deterioration in Ford's credit quality. Thus, unsecured commercial paper outstanding totaled only about
$9 billion at Dec. 31, 2004, down from more than $40 billion prior to 2001. Also, Ford Credit's unsecured credit spreads have been extremely volatile. This has made public term debt issuance relatively uneconomical at times, and it puts in question the extent to which Ford Credit can rely on future access to the public unsecured debt market. However, Ford Credit has bolstered liquidity by taking the following actions:

    - Accumulating a large cash position ($12.7 billion at Dec. 31, 2004);
    - Increasing its presence in the less credit-sensitive retail market by expanding its retail bond and floating-rate demand note programs;
    - Diversifying its securitization funding channels by expanding its international securitization programs and establishing additional commercial paper conduit programs; and
    - Tapping the nascent whole-loan market.

Ford Credit and its majority-owned subsidiaries had $13.8 billion of global credit lines (including $6.9 billion of Ford bank lines that Ford Credit can use at Ford's option) as of Dec. 31, 2004. Ford Credit also had approximately
$18 billion of committed liquidity facilities that supported two asset-backed commercial paper programs. Ford Credit also has entered into agreements with several bank-sponsored asset-backed commercial paper issuers under which such issuers are committed to purchase from Ford Credit, at its option, up to $9.7 billion in aggregate of receivables. Ford Credit's borrowing agreements contain no significant financial covenants, rating triggers, or material adverse change clauses. Likewise, Ford Credit's and Ford's other financing arrangements contain no significant credit triggers.

Ford Credit's asset composition is highly liquid, given that about half of its total gross receivables are due within one year and that a substantial portion of receivables are typically repaid before contractual maturity dates. Reflecting Ford Credit's efforts to tighten underwriting standards and Ford's de-emphasis on finance incentives as a marketing technique, management has forecast that Ford Credit's managed receivables outstanding (excluding whole-loan sales and discontinued operations) will total $160 billion to $165 billion in the near term, down from $168 billion at year-end 2004, $175 billion at year-end 2003, and $191 billion at year-end 2001. This liquidation of assets will free up cash and reduce near-term funding requirements. However, Ford Credit is constrained in its ability to further reduce the size of its portfolio, given the need for it to support Ford's marketing efforts.


Outlook

We now view the rating as weak. The rating can tolerate several quarters of weak profitability and cash flow, but only under the assumption that financial performance will improve to more satisfactory levels thereafter. The rating could be lowered at any point if we came to doubt that Ford was on a trajectory to realizing such improvement. (In keeping with our policies, the rating would not necessarily be placed on CreditWatch prior to a downgrade.) Although Ford is expected to maintain strong liquidity, this is not sufficient to offset heightened concerns about its competitive position and business prospects.


Ratings List
Ford Motor Co.                  To                      From
 Corporate credit rating        BBB-/Negative/A-3       BBB-/Stable/A-3

Ford Motor Credit Co.
 Corporate credit rating        BBB-/Negative/A-3       BBB-/Stable/A-3


Complete ratings information is available to subscribers of RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Find a Rating, then Credit Ratings Search.